Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 3Q Results

VALLEY COTTAGE, NY—November 12, 2019—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues were $3.67 million and $10.74 million for the 3 and 9 months ended September 30, 2019, respectively, an increase of 5.5% and 3.9% over the comparable periods last year. For the same periods, the Company reported net income of approximately $203,600 and $55,600, respectively, versus a net loss of approximately ($11,100) and ($353,400) for the comparable 2018 periods. Cash and cash equivalents at the end of the nine-month period increased $501,500 to $8.57 million versus the 2018 year-end balance of $8.07 million.

Jerry Flum, CEO, said, “While our operating profitability improved we will continue to invest in our service and people to build a dynamic company even though the market for our services is impacted by a difficult environment for the sale of credit/debt/loan risk analysis. Our development plan is made possible in these difficult circumstances because we are debt-free and generate free cash flow. Assuming that business cycles have not been permanently banished from the earth, a simple return towards historical norms and the associated credit concerns should reward our investments. I believe that we are in those rarest of times where being a company with contra-cyclical products is viewed as a negative by some within the investment community.

“There is no line item on our balance sheet to reflect the value of our collecting and processing approximately $2 TRILLION of trade receivable data on an annualized basis on both public and private companies which allows us to extend our company coverage and maintain our commitment of having the most accurate risk scores available. Over 35% of the Fortune 1000 and over 1,000 other large companies worldwide depend on CreditRiskMonitor’s timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, bond rating agencies, crowd sourcing in real-time of thousands of risk professionals as well as our proprietary FRISK® and PAYCE® scores.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 AND 9 MONTHS ENDED SEPTEMBER 30, 2019 AND 2018
(Unaudited)

	3 Months Ended September 30,		9 Months Ended September 30,
	2019	2018	2019	2018

Operating revenues	$3,673,241	$3,481,359	$10,736,581	$10,331,106

Operating expenses:
Data and product costs	1,421,290	1,416,783	4,316,780	4,314,468
Selling, general and administrative expenses	1,962,150	2,060,322	6,277,294	6,398,936
Depreciation and amortization	52,667	49,583	153,701	138,670

Total operating expenses	3,436,107	3,526,688	10,747,775	10,852,074

Income (loss) from operations	237,134	(45,329)	(11,194)	(520,968)
Other income, net	40,223	36,710	124,322	88,354

Income (loss) before income taxes	277,357	(8,619)	113,128	(432,614)
Benefit from (provision for) income taxes	(73,767)	(2,527)	(57,536)	79,195

Net income (loss)	$203,590	$(11,146)	$55,592	$(353,419)

Net income (loss) per share:
Basic and diluted	$0.02	$(0.00)	$0.01	$(0.03)

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
SEPTEMBER 30, 2019 AND DECEMBER 31, 2018

	September 30, 2019	December 31, 2018
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$8,568,350	$8,066,899
Accounts receivable, net of allowance	1,845,325	2,454,585
Other current assets	522,645	561,861

Total current assets	10,936,320	11,083,345

Property and equipment, net	514,917	543,762
Operating lease right-of-use asset	2,425,195	--
Goodwill	1,954,460	1,954,460
Other assets	48,654	35,613

Total assets	$15,879,546	$13,617,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Unexpired subscription revenue	$8,358,081	$8,560,316
Accounts payable	25,970	94,767
Current portion of operating lease liability	143,694	--
Accrued expenses	1,234,271	1,311,218

Total current liabilities	9,762,016	9,966,301

Deferred taxes on income, net	511,656	490,381
Unexpired subscription revenue, less current portion	213,955	178,129
Operating lease liability, less current portion	2,337,973	--
Other liabilities	--	24,537

Total liabilities	12,825,600	10,659,348

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,401 shares	107,224	107,224
Additional paid-in capital	29,691,282	29,650,760
Accumulated deficit	(26,744,560)	(26,800,152)

Total stockholders’ equity	3,053,946	2,957,832

Total liabilities and stockholders’ equity	$15,879,546	$13,617,180

Overview

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus, such as Dun & Bradstreet, CreditRiskMonitor’s primary expertise and focus is on financial analysis of public debt and equity companies.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.